Exhibit 10.6

STATE AUTO FINANCIAL CORPORATION

RESTRICTED STOCK AGREEMENT

UNDER THE

2009 EQUITY INCENTIVE COMPENSATION PLAN

This Restricted Stock Agreement (this “Agreement”) is made as of 05/07/2015 (the “Award Date”). The Compensation Committee of the Board of Directors of State Auto Financial Corporation, an Ohio corporation (the “Company”), hereby awards to Michael E. LaRocco (the “Awardee”) 7,902 common shares, without par value, of the Company (the “Restricted Shares”). The Restricted Shares are awarded pursuant to the terms of the Company’s 2009 Equity Incentive Compensation Plan (the “Plan”) and shall be subject to all of the provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the following provisions of this Agreement. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

§1. Award of Restricted Shares. The purchase price for the Restricted Shares shall be zero. Following the execution and delivery of this Agreement by the Awardee, the Company shall cause a share certificate evidencing the Restricted Shares to be issued in the Awardee’s name (the “Share Certificate”).

§2. Forfeiture. The Restricted Shares shall be forfeited to the Company if the Awardee’s employment with the Company terminates for any reason prior to the third anniversary of the Award Date (the “Lapse Date”), or if the Awardee violates any provision of this Agreement.

§3. Transfer Restrictions. None of the Restricted Shares, nor any beneficial interest therein, shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, prior to the Lapse Date. Thereafter, the Restricted Shares may be transferred only in compliance with all applicable federal and state securities laws. Any transfer or attempted transfer in violation of the foregoing restrictions shall be null and void.

§4. Acceptance of Award. The award of the Restricted Shares must be accepted by the Awardee within 30 days after the Award Date by executing this Agreement. The Awardee shall not have any rights with respect to the Restricted Shares awarded under this Agreement unless and until the Awardee has executed this Agreement, delivered a fully executed copy thereof to the Secretary of the Company, and otherwise complied with the applicable terms and conditions of the award of the Restricted Shares. Such acceptance and delivery may be accomplished through electronic means or as otherwise determined by the Company.

§5. Rights As Shareholder. Subject to the terms of this Agreement, on and after the issuance of the Share Certificate to the Awardee, the Awardee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including the right to vote the Restricted Shares and the right to receive any dividends or other distributions with respect to the Restricted Shares, but subject, however, to the restrictions on transfer set forth in this Agreement. Notwithstanding the foregoing, any cash dividends or other cash distributions paid on the Restricted Shares prior to the Lapse Date shall be automatically reinvested in common shares of the Company (the “Dividend Shares”) pursuant to the terms of the Company’s dividend reinvestment and stock purchase plan and shall be held in an account with Fidelity, or its successor, under the Awardee’s name. Until the Lapse Date, the Dividend Shares shall be subject to the restrictions on transfer set forth in §3, above. However, the Dividend Shares shall not be subject to any risk of forfeiture.

§6. Escrow of Shares. The Share Certificate shall be held by the Company until the earlier of the Lapse Date or the termination of the Awardee’s employment with the Company. If the Restricted Shares are forfeited to the Company under §2, above, then the Company shall cause the Restricted Shares to be transferred to the Company. If the Restricted Shares are not forfeited to the Company, then the Company shall deliver the Shares to the Awardee.

§7. Tax Consequences. The Awardee understands that the Awardee (and not the Company) shall be responsible for the federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the transactions contemplated by this Agreement, including without limitation filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “83(b) Election” and the “Code”, respectively), if the Awardee deems it to be appropriate. The Awardee shall rely solely on the determinations of the Awardee’s tax advisors or the Awardee’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. The Awardee shall notify the Company in writing if the Awardee files the 83(b) Election with the Internal Revenue Service within 30 days from the date of the execution of this Agreement. The Company intends, in the event it does not receive from the Awardee evidence of the 83(b) Election filing by the Awardee, to claim a tax deduction for any amount which would be taxable to the Awardee in the absence of such an election. If the Company is required to withhold or pay any taxes with respect to the issuance or vesting of the Restricted Shares, the Awardee shall pay to the Company the amount of such required withholding or payment promptly following the Company’s request.

§8. Compliance with Securities Laws. No Restricted Shares shall be deliverable under this Agreement or the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company may require the Awardee to (a) represent and warrant to and agree with the Company in writing that the Awardee is acquiring the Restricted Shares without a view to distribution thereof, and (b) make such additional representations, warranties and agreements with respect to the investment intent of the Awardee as the Company may reasonably request.

The Share Certificate shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Company’s common shares are then listed, and any applicable federal or state securities laws, and the Company may cause a legend or legends to be put on the Share Certificate to make appropriate reference to such restrictions.

[Signature page to follow]

STATE AUTO FINANCIAL CORPORATION

By:	/s/ Lorraine M. Siegworth
Lorraine M. Siegworth, Senior Vice President (as authorized and approved by the Compensation Committee of the Board of Directors)

Acceptance of Agreement

Michael E. LaRocco, the Awardee, hereby: (a) acknowledges receiving a copy of the Plan and represents that the Awardee is familiar with all provisions of the Plan; and (b) accepts this Agreement and the award of the Restricted Shares under this Agreement subject to all terms, provisions and restrictions of both the Plan and this Agreement.

/s/ Michael E. LaRocco
Michael E. LaRocco

Accepted as of: May 13, 2015

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